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                                                                   EXHIBIT 23

                             CENTERPOINT PROPERTIES TRUST

                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Form 10-Q for the quarter ended September 30, 1997 and the incorporation by reference in the registration statements of CenterPoint Properties Trust (formerly CenterPoint Properties Corporation) on Form S-3 (Nos. 33-95792, 33-99858 and 333-18235), Form S-8/S-3 (File
Nos. 333-05087 and 333-34687) and Form S-8 (File No. 333-05141) of our report dated September 24, 1997 on our audit of the combined financial statement of The Bedford Park Properties for the year ended December 31, 1996 and of our report dated October 21, 1997 on our audit of the financial statement of The Sears Property for the year ended May 31, 1997.

                                       COOPERS & LYBRAND L.L.P.

Chicago, Illinois
October 24, 1997